EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Burke
NASDAQ: IMGC		Exec. VP & CFO
	Contact:	Cathy Yudzevich
IR Manager
(518) 782-1122

INTERMAGNETICS REPORTS STRONG Q3 NET INCOME

•	Q3 Operating EPS $0.28 Before Gain On Polycold Sale, Acquisition-Related Charges, Certain Non-Cash Items
•	Solid Performances By All Business Segments Push Quarterly Revenues Past $75 Million
•	Healthy Cash Flow, Proceeds From Sale Of Division Facilitate Significant Reduction Of Acquisition-Related Debt During Quarter
•	Strong Performance Reaffirms Outlook For Growth

LATHAM, NY, March 16, 2005—Intermagnetics General Corporation (NASDAQ: IMGC), today reported that third-quarter net income increased 55 percent to $8.0 million, or $0.28 per diluted share—excluding the gain on the sale of a division, acquisition- and integration-related expenses and certain non-cash items. That compares with normalized net income of $5.2 million, or $0.20 per diluted share, a year earlier. Reported net income for the quarter ended February 27, 2005, was $24.7 million, or $0.87 per diluted share. Third-quarter net sales were $75.1 million, compared with $43.1 million the prior year.

For the first nine months of fiscal 2005, normalized net income before items climbed to $21.5 million, or $0.77 per diluted share from $10 million, or $0.39 per diluted share, for the same normalized period in fiscal 2004. Reported net income for the nine months of fiscal 2005 was $34.2 million, or $1.22 per diluted share. Net sales for the nine-month period totaled $210 million, nearly double the $105.3 million of the year-earlier period.

“All of our business segments, both historical and those acquired in 2004, delivered outstanding results, contributing to a quarterly performance that exceeded our earlier expectations,” said Glenn H. Epstein, chairman and chief executive officer. “With the Polycold divestiture completed, we now have an established platform to continue growing our Medical Devices businesses. We have diversified our customer base by achieving a better balance in serving both OEMs and end users, added significant new product lines and strengthened a distribution channel that connects us directly with the marketplace.

“Our balance sheet also improved substantially as a result of strong cash flow which, coupled with the proceeds from the sale of Polycold, enabled us to pay down the entire ‘revolving’ portion of our existing $130 million credit facility, leaving about $21 million in long-term debt,” Epstein said. “Looking back, our financings related to the 2004 acquisitions of Invivo and MRI Devices totaled around $112 million, so in a little more than a year we have reduced that debt by more than 80 percent. Our interest expense will now be dramatically reduced, and we are extremely well positioned to pursue a range of strategic initiatives to augment the future growth prospects of Intermagnetics.”

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Businesses Deliver Solid Results

Epstein remarked that all of the company’s business segments had a strong third quarter, exceeding earlier projections of “seasonality” that were expected to affect Q3 revenues, with solid prospects for continued growth.

Magnet systems sales rose to $30.1 million, nearly 10 percent over the prior-year third quarter, and contributed a greater than 15 percent increase in operating profit.

“Our high-field 3.0 Tesla magnets continue to perform well and provide a clearly differentiated platform for our major magnet customer,” Epstein said. “The 1.0 Tesla high-field open magnet continues to draw significant end-user attention and remains on track to move into commercial production during our next fiscal year. We expect record results for this segment during the fourth quarter with year-over-year growth well in excess of 20 percent. In fact, the outlook and product mix for this business have resulted in our initiating a multi-stage capital and personnel expansion plan over the next two years to match production capacity with anticipated increases in demand.”

Medical Devices sales, boosted by the additional revenue from the former Invivo and MRI Devices businesses, were $35.3 million in the third quarter. Last year’s quarterly results included only about one month of Invivo sales and no results from MRID. For the nine months of fiscal 2005, Medical Devices sales were $94.8 million. Year-to-date results in fiscal 2005 include nine months of Invivo operations and slightly more than seven months of MRID operations.

“Consolidated segment-wide revenues were ahead of plan during the quarter, as our earlier discussion of seasonality did not diminish Q3 sales as expected,” Epstein stated. “We are still observing the yearly cycles in our new business model, but with the favorable Q3 revenue performance, we now expect a relatively modest ramp up of revenues for the balance of the fiscal year. Also, in view of the dynamics of our business model, we are examining the need to ‘rebalance’ our product portfolio and distribution priorities to maximize the efficiency of our sales and marketing infrastructure. Experience to date, as demonstrated by our above-target gross margin performance, has shown that the unique differentiation of our Diagnostic Imaging product lines have more leverage per incremental sale than typical Patient Care products. This was one of the potential benefits targeted when we created a comprehensive segment management structure within Medical Devices, now under the leadership of the newly appointed president, Mike Mainelli.”

The divested Polycold Systems subsidiary, formerly comprising the Instrumentation segment, contributed $6.1 million in revenue and about $1.5 million in operating profit during a partial quarter of operations as part of Intermagnetics. Year-to-date sales were $23.4 million, with an operating profit of $6.3 million.

“Polycold’s order rate and revenues slowed slightly during the quarter and accounted for about $0.03 in earnings per share for the third quarter of fiscal 2005 and nearly $0.15 year-to-date,” Epstein said. “By utilizing the proceeds from the divestiture to substantially reduce our debt, we will save approximately $0.05 to $0.07 in interest costs over the coming year. This brings the net effect of the Polycold sale to a reduction of ongoing annualized earnings in the range of $0.08 to $0.10 per share.”

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Intermagnetics’ Energy Technology subsidiary, SuperPower, Inc., continued to make substantial progress in developing commercially viable second-generation (2G) High Temperature Superconductor (HTS) wire and related devices. Third-quarter revenue was $3.6 million, compared with $1.5 million the prior year. Intermagnetics’ investment in their developmental operations decreased to $1.3 million from $1.7 million as revenue from third-party sources accelerated. SuperPower also recorded new orders during the quarter for ongoing development programs that are expected to support project activities at current run-rates through FY2006.

SuperPower is in the major construction and installation phase of the Albany HTS Cable Project, with significant milestones toward the physical demonstration of HTS technology in Niagara Mohawk’s power grid scheduled throughout the balance of calendar year 2005. SuperPower also has begun to make deliveries of 2G HTS wire to multiple third-party customers as it prepares to begin commercial operations during 2006.

Performance Measures Advance Against Goals

“Our overall margins were exceptionally strong during the third quarter due principally to favorable product mix,” Epstein said. “This higher-than-target performance had a beneficial impact on many of our operating metrics and resulted from conscious efforts to focus on our most profitable product opportunities. We view these key performance metrics on a normalized basis inclusive of partial-year contributions from Polycold.

“Gross margin was 49 percent, well ahead of our recently increased goal of 45 percent,” said Epstein. “We now believe that certain areas of our newly evolved business model are capable of sustained margin contributions above the current target, and we are actively reviewing this metric for fiscal year 2006 objectives. This may come with some modest tradeoffs in nearer-term revenue growth, but we believe that targeted investment in the somewhat longer sales cycle of higher margin business to be in the best long-term interest of shareholders.”

Third-quarter operating income as a percentage of sales was 18 percent, exceeding the company’s ongoing target of 15 percent. The company also is actively reviewing this metric, with the objective of raising the target next year as FY06 budgets are finalized.
“Return on operating assets reached 58 percent against a goal of 50 percent,” Epstein said. “The 50 percent level remains the long-term target for the company, as we currently plan to increase the asset base in our manufacturing infrastructure over the coming year to ensure that we can continue to meet the demands of our key customers.”

Return on equity continues a favorable trend, 13 percent, versus the recently raised goal of 15 percent.

“Our efficiency in utilizing working capital was 17 percent, as we strive for continued improvement toward the goal of requiring less than 15 cents for each dollar of sales,” Epstein stated. “One of our objectives remains to adjust the medical devices segment companies’ inventories and accounts receivable to the levels that we consider more appropriate for Intermagnetics.”

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Forecast For Fiscal Year 2005 Updated, Ongoing Growth Objectives Reiterated

“We remain confident that fiscal 2005 will be a record year across all business segments—with operating EPS in a tightened range of $1.04 to $1.06 per share, including the partial-year Polycold contribution,” Epstein said. “Revenues for the year are now anticipated to be about $285 million, versus the previous forecast of $290 million, as we fine-tune product rationalization plans within the Medical Devices business. MRI magnet revenue contributions are expected to be at above-market growth levels.

“We also believe that the new portfolio of Intermagnetics’ businesses is well positioned to provide 15 percent growth in revenues—based on fiscal year 2005 normalized levels, with Polycold contributions subtracted—of slightly more than $260 million,” Epstein said. “We also anticipate enhanced operating leverage from sales growth that should result in 15 to 20 percent growth in operating EPS—also based on fiscal year 2005 normalized levels, with Polycold contributions subtracted and interest savings credited—in the range of $0.94 to $0.98 per share.”

Operating EPS Reconciliation Information

Operating EPS excludes acquisition-related and non-cash performance-based stock compensation and other charges or benefits.

Acquisition charges related to Invivo have now been finalized at $0.06 for fiscal 2005, up from the prior estimate of $0.03 due to final inventory and warranty assessments on legacy products that were not attributable to goodwill.

Charges related to the acquisition of MRI Devices (MRID) are still expected to total about $0.12 to $0.14 for the year. MRID’s non-cash transaction expenses result from a change in accounting for stock distributed to the MRID employee base by the original owners of MRID and a modest write-down of acquired assets (value of MRID name) due to the re-branding of MRID to Invivo Diagnostic Imaging. Charges totaled about $0.09 in the second quarter (including the MRID employee-related stock distribution charge of about $0.04 and about $0.02 resulting from the asset write-down) and about $0.02 in the third quarter with the balance expected to be completed during the fourth quarter.

The net benefit of the Polycold divestiture was $0.69 resulting from the gain on the sale and $0.02 of charges not attributable to deal costs, all recognized in Q3.

The estimated non-cash charge for Intermagnetics’ performance-based restricted stock plan has declined from prior estimates—to about $3.2 million post-tax—based on the closing stock price on March 16, 2005. The company continues to plan charging this $0.12 annualized estimate as evenly as practical over the current fiscal year ($0.03 recognized in Q1, $0.04 in Q2 and $0.02 in Q3).

Operating EPS also excludes a non-cash gain of $0.03 resulting from a favorable adjustment to an environmental reserve recognized in Q1.

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Operating EPS for fiscal 2006 will exclude the estimated non-cash charge for performance-based restricted stock that is currently expected to vest if forecast performance is achieved. A current estimate for the non-cash charge, based on the closing stock price on March 16, 2005, is $5.1 million post-tax, or approximately $0.18 per share expected to be spread evenly over fiscal 2006.

Conference Call Tomorrow

The company will discuss its third-quarter results as well as other developments during a conference call Thursday, March 17th, beginning at 11 a.m. EST. The call will be broadcast live and archived over the Internet through the company’s web site www.intermagnetics.com under the Investor Relations section. The domestic dial-in number for the live call is (877) 407-8029. The international dial-in number is (201) 689-8029. No conference code is required for the live call. The company will also make available a digital replay beginning Thursday at 2 p.m. EST through midnight March 24, 2005, by dialing (201) 612-7415 - account number 249 and requesting conference 140539.

Intermagnetics (www.intermagnetics.com) draws on the financial strength, operational excellence and technical leadership in the market of Magnetic Resonance Imaging (MRI) as well as its expanding businesses within Medical Devices that encompass Invivo Diagnostic Imaging (focusing on MRI components & imaging sub-systems) and Invivo Patient Care (focusing on monitoring & other patient care devices). Intermagnetics is also a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems & components and other specialized high-value added devices.

Safe Harbor Statement: The statements contained in this press release that are not historical fact are “forward-looking statements” which involve various important assumptions, risks, uncertainties and other factors. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain and are subject to risks, including but not limited to: the company’s ability to meet the performance, quality and price requirements of our customers, develop new products and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies; the ability of the company’s largest customer to maintain and grow its share of the market for MRI systems; the company’s ability to successfully integrate acquisitions; and the company’s ability to invest sufficient resources in and obtain third-party funding for its HTS development efforts and avoid the potential adverse impact of competitive emerging patents; as well as other risks and uncertainties set forth herein and in the company’s Annual Report on Forms 10-K and 10-Q. Except for the company’s continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.

- Tables Follow -

INTERMAGNETICS GENERAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	February 27, 2005	February 22, 2004	February 27, 2005	February 22, 2004

Revenues	$68,974	$37,561	$186,673	$87,332
Cost of revenues	36,535	21,284	99,889	51,806

Gross margin	32,439	16,277	86,784	35,526
Product research and development	6,399	2,952	17,546	8,017
Selling, general and administrative:
Stock based compensation	1,064	201	3,757	442
Other selling, general and administrative	15,952	6,782	43,314	15,222
Amortization of intangible assets	1,661	774	4,718	1,671
Impairment of intangible assets			913

	25,076	10,709	70,248	25,352

Operating income	7,363	5,568	16,536	10,174
Interest and other income	74	176	486	695
Interest and other expense	(1,109)	(294)	(3,238)	(519)
Gain on prior period sale of division			1,094

Income from continuing operations before income taxes	6,328	5,450	14,878	10,350
Provision for income taxes	1,481	1,891	4,238	3,591

INCOME FROM CONTINUING OPERATIONS	$4,847	$3,559	$10,640	$6,759
Discontinued operations:
Income from operations of discontinued subsidiary including gain on sale of $33,375,000 in FY’05	35,133	1,105	40,725	3,360
Provision for income taxes	15,245	383	17,184	1,166

INCOME FROM DISCONTINUED OPERATIONS	$19,888	722	$23,541	2,194

NET INCOME	$24,735	$4,281	$34,181	$8,953

Basic Net Income per Common Share:
Continuing operations	$0.17	$0.14	$0.39	$0.27
Discontinued operations	0.71	0.03	0.85	0.09

Basic Net Income per Common Share	$0.88	$0.17	$1.24	$0.36

Diluted Net Income per Common Share:
Continuing operations	$0.17	$0.14	$0.38	$0.27
Discontinued operations	0.70	0.03	0.84	0.09

Diluted Net Income per Common Share	$0.87	$0.17	$1.22	$0.35

Shares:
Basic	28,020,094	25,120,424	27,563,179	24,971,697

Diluted	28,526,926	25,626,969	28,028,870	25,427,747

INTERMAGNETICS GENERAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (INCL. POLYCOLD)*
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	February 27, 2005	February 22, 2004	February 27, 2005	February 22, 2004

Revenues	$75,123	$43,133	$210,027	$105,296
Cost of revenues	39,965	24,691	112,645	62,791

Gross margin	35,158	18,442	97,382	42,505
Product research and development	6,545	3,148	18,053	8,815
Selling, general and administrative:
Stock based compensation	1,064	201	3,757	442
Other selling, general and administrative	16,754	7,633	46,012	18,002
Amortization of intangible assets	1,671	786	4,752	1,707
Impairment of intangible assets			913

	26,034	11,768	73,487	28,966

Operating income	9,124	6,674	23,895	13,539
Interest and other income	74	176	487	695
Interest and other expense	(1,112)	(295)	(3,246)	(524)
Gain on sale of subsidiary	33,375		33,375
Gain on prior period sale of division			1,094

Income before income taxes	41,461	6,555	55,605	13,710
Provision for income taxes	16,726	2,274	21,424	4,757

NET INCOME	$24,735	$4,281	$34,181	$8,953

Earnings per Common Share:
Basic	$0.88	$0.17	$1.24	$0.36

Diluted	$0.87	$0.17	$1.22	$0.35

Shares:
Basic	28,020,094	25,120,424	27,563,179	24,971,697

Diluted	28,526,926	25,626,969	28,028,870	25,427,747

* We believe this measure provides shareholders and prospective shareholders with important information that is more representative of the Company’s  performance. This information is provided to allow the reader to understand the effectiveness or ineffectiveness of the Company by giving a more detailed explanation of revenues, cost of revenues, and expenses.

INTERMAGNETICS GENERAL CORPORATION
RECONCILING STATEMENTS OF OPERATIONS (INCL. POLYCOLD)*
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	February 27, 2005	February 22, 2004	February 27, 2005	February 22,

Operations without Acquisition, Integration, Sale and Non-cash items:
Revenues	$75,123	$43,133	$210,027	$105,296
Cost of revenues	38,140	24,691	110,608	62,791

Gross margin	36,983	18,442	99,419	42,505
Product research and development	6,545	3,148	18,035	8,815
Selling, general and administrative:	15,111	6,460	40,853	16,829
Amortization of intangible assets	1,671	786	4,752	1,707

	23,327	10,394	63,640	27,351

Operating income	13,656	8,048	35,779	15,154
Interest and other income	74	176	487	695
Interest and other expense	(1,112)	(295)	(3,246)	(524)

Income before income taxes	12,618	7,929	33,020	15,325
Provision for income taxes	4,614	2,751	11,484	5,319

NET INCOME	$8,004	$5,178	$21,536	$10,006

Earnings per Common Share:
Basic	$0.29	$0.21	$0.78	$0.40

Diluted	$0.28	$0.20	$0.77	$0.39

Shares:
Basic	28,020,094	25,120,424	27,563,179	24,971,697

Diluted	28,526,926	25,626,969	28,028,870	25,427,747

	Three Months Ended		Nine Months Ended

	February 27, 2005	February 22, 2004	February 27, 2005	February 22, 2004

Reconciliation of Financial Statements to GAAP Equivalent:
Pro-forma net income	$8,004	$5,178	$21,536	$10,006
Gain on sale of subsidiary	33,375		33,375
Acquisition and integration related charges	(3,468)	(1,173)	(7,214)	(1,173)
Non-cash Items:
Gain on prior period sale of division			1,094
Stock based compensation	(1,064)	(201)	(3,757)	(442)
Amortization of intangible assets			(913)
Provision for taxes relating to pro-forma adjustments	(12,112)	477	(9,940)	562

As Reported Net Income	$24,735	$4,281	$34,181	$8,953

* We believe this measure provides shareholders and prospective shareholders with important information that is more representative of the Company’s  performance. This information is provided to allow the reader to understand the effectiveness or ineffectiveness of the Company by giving a more detailed explanation of revenues, cost of revenues, and expenses.

INTERMAGNETICS GENERAL CORPORATION
Condensed Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	February 27, 2005	May 30, 2004

ASSETS
CURRENT ASSETS
Cash and short-term investments	$3,719	$11,868
Trade accounts receivable	57,901	41,218
Costs and estimated earnings in excess of billings on uncompleted contracts	692	127
Inventories	39,541	27,037
Income tax receivable		4,285
Prepaid expenses and other	11,228	8,941

TOTAL CURRENT ASSETS	113,081	93,476
PROPERTY, PLANT AND EQUIPMENT, net	41,970	36,736
GOODWILL, INTANGIBLE AND OTHER ASSETS	226,885	154,723

	$381,936	$284,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$8,169	$4,171
Accounts payable	14,874	10,242
Salaries, wages and related items	14,155	10,799
Customer advances and deposits	2,087	1,302
Product warranty reserve	4,276	3,189
Income tax payable	17,468
Other liabilities and accrued expenses	8,292	11,753

TOTAL CURRENT LIABILITIES	69,321	41,456
LONG-TERM DEBT, less current portion	21,202	57,635
NOTE PAYABLE	5,000
DEFERRED INCOME TAXES	19,450	10,050
DERIVATIVE LIABILITY	83	225
SHAREHOLDERS’ EQUITY	266,880	175,569

	$381,936	$284,935

INTERMAGNETICS GENERAL CORPORATION

SUMMARY OF PERFORMANCE AGAINST GOALS

	Three Months Ended

	February 27, 2005	February 22, 2004	Goal

Gross Margin (2)	49%	43%	45%
Operating Income:
Percent of Sales (2)	18%	19%	15%
Percent of Net Operating Assets (1) (2)	58%	59%	50%
Return on Equity (1) (2)	13%	12%	15%
Working Capital Efficiency (Working capital, less cash divided by net sales) (1)	17%	13%	15%

(1)	Based on annualized data
(2)	Based on normalized data

SEGMENT DATA*

	Three Months Ended February 27, 2005

(Dollars in Thousands)	Magnetic Resonance Imaging	Medical Devices	Instrumentation	Energy Technology	Total

Net sales to external customers:
Magnet systems	$30,128				$30,128
Patient Monitors & RF Coils		$35,290			35,290
Refrigeration equipment			$6,149		6,149
Other				$3,556	3,556

Total	30,128	35,290	6,149	3,556	75,123
Segment operating profit (loss)	8,496	4,977	1,510	(1,327)	13,656
Total assets	$290,642	$79,804		$11,490	$381,936

`	February 22, 2004

	Magnetic Resonance Imaging	Medical Devices	Instrumentation	Energy Technology	Total

Net sales to external customers:
Magnet systems	$27,514				$27,514
Patient Monitors & RF Coils		$8,527			8,527
Refrigeration equipment			$5,573		5,573
Other				$1,519	1,519

Total	27,514	8,527	5,573	1,519	43,133
Segment operating profit (loss)	8,416	576	760	(1,704)	8,048
Total assets	$209,861	$44,102	$9,575	$9,324	$272,862

	Nine Months Ended February 27, 2005

(Dollars in Thousands)	Magnetic Resonance Imaging	Medical Devices	Instrumentation	Energy Technology	Total

Net sales to external customers:
Magnet systems	$83,736				$83,736
Patient Monitors & RF Coils		$94,806			94,806
Refrigeration equipment			$23,354		23,354
Other				$8,131	8,131

Total	83,736		23,354	8,131	210,027
Segment operating profit (loss)	19,872	14,746	6,333	(5,172)	35,779
Total assets	$290,642	$79,804		$11,490	$381,936

	February 22, 2004

	Magnetic Resonance Imaging	Medical Devices	Instrumentation	Energy Technology	Total

Net sales to external customers:
Magnet systems	$67,585				$67,585
Patient Monitors & RF Coils		$15,218			15,218
Refrigeration equipment			$17,965		17,965
Other				$4,528	4,528

Total	67,585	15,218	17,965	4,528	105,296
Segment operating profit (loss)	15,792	1,165	2,316	(4,141)	15,132
Total assets	$209,861	$44,102	$9,575	$9,324	$272,862

	Three Months Ended

	February 27, 2005	February 22, 2004

Reconciliation of income before income taxes:
Total profit from reportable segments	$13,656	$8,048
Acquisition / Integration / Sale related charges	(3,468)	(1,173)
Non-cash stock based compensation	(1,064)	(201)
Intercompany profit in ending inventory

Net Operating Profit	9,124	6,674
Interest and other income	74	176
Interest and other expense	(1,112)	(295)
Gain on sale of subsidiary	33,375
Adjustment to gain on prior period sale of division

Income before income taxes	$41,461	$6,555

	Nine Months Ended

	February 27, 2005	February 22, 2004

Reconciliation of income before income taxes:
Total profit from reportable segments	$35,779	$15,132
Acquisition / Integration / Sale related charges	(8,127)	(1,173)
Non-cash stock based compensation	(3,757)	(442)
Intercompany profit in ending inventory		22

Net Operating Profit	23,895	13,539
Interest and other income	487	695
Interest and other expense	(3,246)	(524)
Gain on sale of subsidiary	33,375
Adjustment to gain on prior period sale of division	1,094

Income before income taxes	$55,605	$13,710

* We believe this measure provides shareholders and prospective shareholders with important information that is more representative of the Company’s performance. This information is provided to allow the reader to understand the effectiveness or ineffectiveness of the Company by giving a more detailed explanation of revenues, cost of revenues, and expenses.

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